Exhibit 1.1

July 29, 2002

Private & Confidential

Oragenics, Inc.
12085 Research Drive
Alachua, Florida
USA 32615

Attention: Mento A. Soponis
President and Chief Executive Officer

Dear Sirs:

Re: Proposed Initial Public Offering of Common Shares

We understand that Oragenics, Inc. (the "Company") wishes to retain Haywood Securities Inc. ("Haywood"), as lead underwriter on its own behalf and on behalf of such other underwriters as Haywood may appoint (together with Haywood, the "Underwriters"), to act as underwriters on behalf of the Company in connection with an initial public offering of units comprised of common shares and warrants (the "Offering"), as more fully described herein. Unless otherwise specified, all dollar amounts referenced herein are in US dollars.

The Underwriters propose to begin the Offering process immediately with a view towards completion of the Offering as soon as practicable.

The following terms and conditions will apply to the Underwriters' engagement by the Company:

1. The Underwriters are hereby appointed as the Company's exclusive underwriters until the earlier of completion of the Offering and December 31, 2002, subject to extension of such engagement thereafter by mutual agreement. The Underwriters shall be entitled to receive from the Company the fees set forth in clause 5 in respect of the Offering. The Underwriters shall act as the Company's exclusive underwriters in connection with the Offering and shall use their best efforts to solicit subscriptions for Units pursuant to the Offering. The Underwriters will be entitled, subject to the terms hereof, to appoint in respect of the Offering, a selling group consisting of other co-underwriters or sub-underwriters who are registered dealers.

In addition, Haywood will use its best efforts to sponsor the Company for listing on the TSX Venture Exchange (the "TSXV") pursuant to TSXV rules and policies.

2. The Offering is to consist of 2,000,000 units ("Units") priced at $1.50 per Unit (the "Offering Price") for gross proceeds of $3,000,000. Each Unit is to be comprised of one (1) common share, one-half of one (1/2) non-transferable Series A share purchase warrant and one-half of one (1/2) non-transferable Series B share purchase warrant. Each full Series A share purchase warrant will be exercisable for a period of six (6) months from the closing of the Offering into one common share at an exercise price of $2.00. Each full Series B share purchase warrant will be exercisable for a period of nine (9) months from closing of the Offering at an exercise price of $3.00. The long form prospectus and registration statement to be filed with Canadian and US regulatory authorities in connection with the Offering will qualify/register all of the common shares forming part of the Units as well as the common shares to be issued upon conversion of both series of share purchase warrants.

3. The Company, together with its counsel, will be responsible for the preparation of all offering materials to be used in connection with the Offering, including the preliminary long form prospectus of the Company, final long form prospectus of the Company, and preliminary and final Form SB-2 Registration Statement under the Securities Act of 1933, with the assistance of the Underwriters and their counsel. The preliminary long form prospectus of the Company and (final) long form prospectus and Form SB-2 Registration Statement of the Company shall be prepared in accordance with all applicable requirements of securities legislation and policies of those jurisdictions in which sales are to be effected. No offering materials or written materials of any nature will be distributed by the Underwriters to investors, nor shall any representation be made by the Underwriters in this regard, except as expressly agreed to by the Company.

The Company will promptly prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus, used in connection with the Registration Statement as may be necessary to keep the Registration Statement effective and to comply with the provisions of the U.S. Securities Act with respect to the disposition of all warrants covered by the Registration Statement until the earlier of such time as all such warrants have been disposed of in accordance with the intended methods of disposition by the warrant holders or until 90 days after the expiration of all warrants outstanding at the closing of the Offering.

4. The Company will make available to the Underwriters and their agents all corporate and operating records, financial information, financial statements, information concerning the direct and indirect beneficial ownership of its shares and key officers in order to permit a complete due diligence investigation of the business and affairs of the Company and its subsidiaries and affiliates in the context of the Offering. The Company hereby represents and warrants to the Underwriters that there is no undisclosed material change or material fact relating to the Company.

5. The Company will pay the Underwriters a fee equal to 7.5% of the aggregate gross proceeds of the Offering, payable in cash at, and conditional upon, closing of the Offering. As additional consideration, at the closing of the Offering, the Underwriters will be issued (and the prospectus for the Offering will qualify the issuance to the Underwriters of) warrants (the "Broker Warrants") of the Company to purchase such number of common shares as is equal to 25% of the number of Units placed under the Offering. Each Broker Warrant will be exercisable for one common share at any time until the 24th month anniversary of the closing of the Offering at an exercise price equal to the Offering Price; provided however, that if the Company's shares trade at $5.00 or more for a period of twenty consecutive trading days on the TSXV or any other exchange on which the shares trade, then the Company may, at its election, force early termination of the Broker Warrants by providing written notice to the Underwriters, which notice will provide that the Underwriters have thirty days from the date of the notice to exercise the Broker Warrants, after which period the Broker Warrants will expire.

The Underwriters will also be issued 100,000 common shares upon closing of the Offering as a corporate finance fee, which fee will be qualified/registered under the prospectus and registration statement to be filed in connection with the Offering.

6. The Company will be responsible for all expenses related to the Offering, whether or not it is completed, including all fees and disbursements of its legal counsel, expenses related to road shows and marketing activities, printing costs, filing fees, the Underwriters' reasonable out-of-pocket expenses and the reasonable fees and disbursements of legal counsel to the Underwriters. The Company shall also pay any exigible GST on the foregoing amounts.

7. The definitive terms of our agreement will be governed by a formal underwriting agreement to be signed prior to the filing of the (final) prospectus in connection with the Offering. The underwriting agreement will be negotiated in good faith between the Company and the Underwriters and will contain representations, warranties, covenants, conditions, indemnities and termination provisions (including, without limitation, a broad "market out" right, a disaster out right, a regulatory out right and a material change out right) standard in agreements of this nature.

8. The Offering will be marketed in British Columbia, Alberta, and in such other jurisdictions as the Underwriters and the Company may agree to.

9. The completion of the Offering will be subject to and conditional on the receipt of all necessary regulatory, director, shareholder and stock exchange approvals, including listing of the common shares to be issued under the Offering on the TSXV, and to the completion of due diligence investigations to the satisfaction of the Underwriters and their counsel.

Subject to TSXV approval, the Company will be eligible to be listed as a Tier 2, Research and Development company. Accordingly, all principal and founders' shares will be subject to the escrow provisions of the National Escrow policy, which provide for a 36 month time based release.

In addition, the Underwriters will require that all non-principal shareholders and all seed shareholders enter into a pooling agreement providing for a time based release of their shares on the following schedule: 1/6th of the shares subject to pooling shall be released after 0, 3, 6, 9, 12 & 15 months from closing of the Offering.

10. Except for the Offering, the Company hereby agrees not to issue or sell any Common Shares or financial instruments convertible or exchangeable into Common Shares, other than for purposes of director or employee stock options or to satisfy existing instruments of the Company already issued as of the date hereof, for a period of 180 days from the closing of the Offering, without the prior consent of the Underwriters, such consent not to be unreasonably withheld.

11. The Underwriters may withdraw from the Offering by giving notice in writing to the Company at any time if (in addition to such other standard termination rights as may be included in the underwriting agreement contemplated in clause 7 above):

(a) a material adverse change occurs or is likely to occur in the business, affairs or capital of the Company;

(b) the state of the financial markets becomes such that in the sole opinion of the Underwriters it would be impracticable or unprofitable to offer or continue to offer the proposed securities for sale; or

(c) The Underwriters are not satisfied in their sole discretion with the completion of their due diligence investigations.

The Company may withdraw from the Offering by giving notice in writing to the Underwriters at any time if the Underwriters have failed to use their best efforts to complete the Offering.

12. In connection with this engagement, the Company agrees to provide the Underwriters with the indemnity set out in Schedule "A" attached hereto.

13. The provisions of paragraphs 1, 5, 6, 12, 13, and 15 and the indemnity provisions contained in Schedule "A" shall survive the completion of the Offering and shall survive the termination of this agreement. The indemnity agreement contained in Schedule "A" shall be in addition to any other liability that the Company may have to the Underwriters at law or in equity and shall remain in full force and effect regardless of any investigation made by or on behalf of the Underwriters.

14. This agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

15. This agreement, including the indemnity provisions contained in Schedule "A", shall enure to the benefit of the respective successors and assigns of the parties hereto and of the indemnified parties, and the obligations and liabilities assumed in this agreement and in the indemnity agreement contained in Schedule "A" shall be binding upon their respective successors and assigns.

16. Haywood will have the right of first refusal for a period of 24 months following the closing date of the Offering to act as lead Canadian agent or underwriter on behalf of the Company on any subsequent financings (whether equity or debt) undertaken by the Company.

17. Haywood will require a $25,000 retainer from the Company to cover legal and corporate finance expenses that will arise from its duties as Underwriter in connection with the above. These expenses will be paid out of the retainer from time to time with any unused portion of the retainer returned to the Company upon closing of the Offering or withdrawal by either party under Paragraph 11.

The Underwriters would welcome this opportunity to act for the Company with respect to the Offering. Should you wish to accept this offer, please sign and return one copy of this letter to the attention of the undersigned (fax: 604.697.7495) whereupon this letter shall become a binding agreement. This letter may be signed in one or more counterparts (by original or facsimile signature), each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

This engagement letter is open for acceptance by the Company until 5:00 P.M. (PST) on July 30, 2002.

Yours very truly,

Haywood Securities Inc.

/s/ Fabio M. Banducci
Fabio M. Banducci
Vice President & Director

Agreed to and accepted this ___ day of July, 2002.

Oragenics, Inc.

/s/ Mento A. Soponis
Mento A. Soponis
President and Chief Executive Officer

SCHEDULE "A"
INDEMNITY AGREEMENT

In connection with the engagement (the "Engagement") of Haywood Securities Inc. ("Haywood"), as lead underwriter on its own behalf and on behalf of such other underwriters as Haywood may appoint (together with Haywood, the "Underwriters"), pursuant to an engagement letter (the "Engagement Letter") between Haywood and Oragenics, Inc. (the "Company") dated July 29, 2002, the Company agrees to indemnify and hold harmless the Underwriters, each of their respective subsidiaries and each of their respective directors, officers, employees, partners, agents, each other person, if any, controlling the Underwriters or any of their respective subsidiaries and each shareholder of the respective Underwriters (collectively, the "Indemnified Parties" and individually, an "Indemnified Party"), from and against any and all losses, expenses, claims (including shareholder actions, derivative or otherwise), actions, damages and liabilities, joint or several, including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations or claims and the reasonable fees and expenses of their counsel that may be incurred in advising with respect to and/or defending any action, suit, proceeding, investigation or claim that may be made or threatened against any Indemnified Party or in enforcing this indemnity (collectively, the "Claims") to which any Indemnified Party may become subject or otherwise involved in any capacity insofar as the Claims relate to, are caused by, result from, arise out of or are based upon, directly or indirectly, the Engagement. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any person asserting claims on behalf of or in right of the Company for or in connection with the Engagement except to the extent any losses, expenses, claims, actions, damages or liabilities incurred by the Company are determined by a court of competent jurisdiction in a final judgement that has become non-appealable to have resulted primarily from the negligence or wilful misconduct of such Indemnified Party. The Company will not, without the Underwriters' prior written consent, settle, compromise, consent to the entry of any judgement in or otherwise seek to terminate any action, suit, proceeding, investigation or claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Party from any liabilities arising out of such action, suit, proceeding, investigation or claim.

Promptly after receiving notice of an action, suit, proceeding, investigation or claim against the Underwriters or any other Indemnified Party or receipt of notice of the commencement of any investigation which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Company, the Underwriters or any such other Indemnified Party will notify the Company in writing of the particulars thereof, provided that the omission so to notify the Company shall not relieve the Company of any liability which it has to the Underwriters or any other Indemnified Party except and only to the extent that any such delay in or failure to give notice as herein required prejudices the defence of such action, suit, proceeding, investigation or claim or results in any material increase in the liability which the Company has under this indemnity.

The foregoing indemnity shall not apply to the extent that a court of competent jurisdiction or a final judgement that has become non-appealable shall determine that such losses, expenses, claims, actions, damages or liabilities to which the Indemnified Party may be subject were primarily caused by the negligence or wilful misconduct of the Indemnified Party.

If for any reason the foregoing indemnity is unenforceable (other than in accordance with the terms hereof) to the Underwriters or any other Indemnified Party or is insufficient to hold the Underwriters or any other Indemnified Party harmless, the Company shall contribute to the amount paid or payable by the Underwriters or the other Indemnified Party as a result of such Claim in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the Underwriters or any other Indemnified Party on the other hand but also the relative fault of the Company, the Underwriters or any other Indemnified Party as well as any relevant equitable considerations, provided that the Company shall in any event contribute to the amount paid or payable by the Underwriters or any other Indemnified Party as a result of such Claim any excess of such amount over the amount of the fees received by the Underwriters under the Engagement Letter.

The Company also agrees to reimburse the Underwriters for the time spent by their personnel in connection with any Claim at their normal per diem rates. The Underwriters may retain counsel to separately represent them in the defence of a Claim and the reasonable fees and expenses of such counsel shall be at the Company's expense if (i) the Company does not promptly assume the defence of the Claim, (ii) the Company agrees to separate representation or (iii) the Underwriters are advised by counsel that there is an actual or potential conflict in the Company's and the Underwriters' respective interests or additional defences are available to the Underwriters, which makes representation by the same counsel inappropriate.

The obligations of the Company hereunder are in addition to any liabilities that the Company may otherwise have to the Underwriters or any other Indemnified Party.